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Contacts:      Donald Crane                  Angela M. Bitting
               CYTOGEN Corporation           Russell-Welsh, Inc.
               (609)520-3062                 (650)312-0700, ext. 15


            CYTOGEN SUES DUPONT MERCK FOR BREACH OF
                  QUADRAMET LICENSE AGREEMENT


PRINCETON, NJ - May 22, 1998 - CYTOGEN Corporation (Nasdaq:CYTO) announced today that it filed suit in the Superior Court of the State of New Jersey against The DuPont Merck Pharmaceutical Company asserting that DuPont Merck failed to fulfill its obligations under an agreement to market Quadramet. CYTOGEN's product for the relief of bone pain caused from cancer which has spread to the bone. DuPont Merck had notified CYTOGEN that it would cease marketing Quadramet on Monday, May 25, 1998 on the grounds that CYTOGEN allegedly breached the license agreement between CYTOGEN and DuPont Merck dated December 20, 1994. CYTOGEN believes DuPont Merck's allegations are wholly unsupportable, and has filed the lawsuit in an effort to enforce DuPont Merck's obligation to market Quadramet.

John Bagalay, President and Chief Executive Officer of CYTOGEN said, "We are extremely concerned about any disruption of patient therapy which may be caused by these marketing actions and are aggressively pursuing options to assure the continued delivery of Quadramet therapy to patients with bone pain."

Under the terms of the license agreement, DuPont Merck has the responsibility to manufacture and market Quadramet in the United States. CYTOGEN is responsible for certain regulatory approvals and clinical development of Quadramet for other indications.

Quadramet was cleared for marketing by the U.S. Food and Drug
Administration in March of 1997 for the treatment of bone pain associated with cancers that have spread to the bone. In May 1997, DuPont Merck began marketing Quadramet.

CYTOGEN is a biopharmaceutical company engaged in the development, manufacture and commercialization of products for the targeted delivery of diagnostics and therapeutic substances directly to disease sites. CYTOGEN has demonstrated its ability to develop new technology from early discovery through clinical development, regulatory approval and commercial scale biologic manufacturing.

     Information in this press release, which is not historical, is forward looking and involves risks and uncertainties. Actual results may differ materially, for reasons discussed in the Company's filings with the Securities and Exchange Commission, including risks related to unanticipated expenses which may reduce the Company's ability to achieve maximum efficiencies from the change in business strategies, the ability to find a suitable partner for further development of the technology, and commercial acceptance of the Company's products.


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